Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-73461 and 333-75859) pertaining to the Savings and Retirement Plan of Starwood Hotels & Resorts Worldwide, Inc. of our report dated June 26, 2007, with respect to the statement of net assets available for benefits of the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan as of December 31, 2006 included in this Annual Report (Form 11-K) as for the year ended December 31, 2007.
/s/ Ernst & Young LLP
New York, New York
June 25, 2008